EXHIBIT 99.1

P.O. Box 4323
Houston, TX 77210
(713) 381-6500
Enterprise GP Holdings L.P. Enters Agreement for Private Sale of
20.1 Million Units for Approximately $750 Million
     Houston, Texas (July 16, 2007)—Enterprise GP Holdings L.P. (NYSE: EPE) today announced it has entered into an agreement to sell 20,134,220 units representing limited partner interests to a limited number of accredited investors, led by affiliates of Swank Capital, LLC; GPS Partners LLC; funds managed by Zimmer Lucas Capital, LLC; and Kayne Anderson Capital Advisors, L.P., in a private placement for an aggregate purchase price of approximately $750 million. The units were issued at a price of $37.25 per unit.
     Enterprise GP Holdings L.P. will use the net proceeds of approximately $740 million from this private placement to repay a portion of the debt incurred to fund the acquisition of common units of Energy Transfer Equity, L.P. and membership interests of its general partner, LE GP, LLC. Enterprise GP Holdings believes that no additional equity will be required in connection with the permanent financing of this acquisition.
     Lehman Brothers Inc. and Citigroup Global Markets Inc, acted as lead placement agents in the private placement.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $6 billion. It owns the general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. and Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635